Exhibit 99.1
Freddie Mac Reports Full-Year 2019 Net Income of $7.2 Billion and
Comprehensive Income of $7.8 Billion
The Company Continues Its Solid Financial Performance As It Works Toward Exiting Conservatorship

Fourth Quarter 2019 Financial Results

•
$2.4 billion in comprehensive income; $0.6 billion increase from the prior quarter driven primarily by higher amortization income due to continued high single-family loan prepayment rates, gains on debt extinguishment due to sustained high levels of callable debt activity, and lower market-related losses.

Full-Year 2019 Financial Results

•
Comprehensive income was $7.8 billion, driven by strong business performance in a declining interest rate environment. Comprehensive income decreased $0.8 billion from the prior year, primarily reflecting:

▪
Lower net interest income on the investments portfolio combined with lower amortization income, partially offset by higher contractual net interest income on the single-family guarantee portfolio and higher guarantee fee income on the multifamily guarantee portfolio;

▪	Lower other income due, in part, to a $0.3 billion judgment in 2018 that did not recur in 2019; and

▪	Higher costs related to transferring credit risk and investments to improve the efficiency of the company's business operations.

•
Total equity/net worth increased to $9.1 billion at December 31, 2019 from $4.5 billion at December 31, 2018, due to the company's ability to retain earnings pursuant to the September 2019 Letter Agreement.(1)

•	Return on Conservatorship Capital (ROCC)(2) was 15.0%, substantially unchanged from the prior year, as both earnings and conservatorship capital declined in 2019.

“In 2019, Freddie Mac continued its solid financial performance, delivering $7.8 billion of comprehensive income, representing a 15% return on Conservatorship Capital. We invested in new ways to transfer risk, increased efficiency, and continued to position the company as the leader in housing. Importantly, last year we began the process of building equity to help us responsibly exit conservatorship.”

David M. Brickman Chief Executive Officer

Reducing Risks. Maintaining Strong Business Fundamentals. Serving the Mission.
Reducing Risks and Protecting Taxpayers

•
Conservatorship capital declined(2) by $4.8 billion, to $51.8 billion in 2019 from $56.6 billion in the prior year, due to credit risk transfer (CRT) activity, home price appreciation, legacy asset dispositions, and a decrease in deferred tax assets.

•	Credit enhancement coverage of the Single-Family credit guarantee and Multifamily mortgage portfolios increased to 56% and 89%, respectively, in 2019 from 54% and 87%, respectively, in the prior year.
Producing Solid Results through Strong Business Fundamentals

•
6% total guarantee book growth, year over year — Single-Family grew 5% and Multifamily grew 14%. The growth in the guarantee portfolios outpaced the increases in U.S. single-family mortgage debt outstanding (MDO) of 2% and U.S. multifamily MDO of 6% in 2019.

•	Credit quality remained strong — Single-Family serious delinquency rate declined to 0.63%, from 0.69% at the end of the prior year, while Multifamily delinquency rate remained low at 0.08%.
Supporting Homebuyers, Renters, and Lenders of All Sizes

•	Helped nearly 2.6 million families to own or rent a home in 2019; provided nearly $558 billion in liquidity to the mortgage market.

•	Served approximately 950 regional and community-oriented single-family lenders, representing nearly 95% of all single-family lenders in 2019.

•
Remained a vital source of funding for affordable housing — First-time homebuyers represented 46% of new single-family purchase loans in 2019, and 94% of the eligible multifamily rental units financed were affordable to families earning at or below 120% of area median incomes.

(1) See page 12 for additional information related to the September 2019 Letter Agreement.
(2) See page 6 for additional information on the Return on Conservatorship Capital and the Conservatorship Capital Framework (CCF).

Freddie Mac Fourth Quarter 2019 Financial Results
February 13, 2020

McLean, VA — Freddie Mac (OTCQB: FMCC) today reported net income of $2.6 billion and $7.2 billion for the fourth quarter and full-year 2019, respectively. The company also reported comprehensive income of $2.4 billion and $7.8 billion for the fourth quarter and full-year 2019, respectively.
Fourth Quarter 2019 Financial Results

•	Comprehensive income increased $0.6 billion from the prior quarter, mainly due to:

▪	Higher amortization income due to continued high single-family loan prepayment rates;

▪	Gains on debt extinguishment driven by sustained high levels of callable debt activity and lower losses on extinguishment of fixed-rate securities; and

▪	Lower market-related losses of $0.1 billion, after-tax, compared to $0.3 billion, after-tax, in the prior quarter.
Full-Year 2019 Financial Results

•	Comprehensive income decreased $0.8 billion from the prior year, primarily reflecting:

▪	Lower net interest income on the investments portfolio due to a lower and flatter interest rate environment and a change in the mix of investments to other non-mortgage investments;

▪	Lower amortization income driven by the timing differences in amortization related to prepayments between the debt of consolidated trusts and the underlying mortgage loans, partially offset by

◦	Higher contractual net interest income on the single-family guarantee portfolio; and

◦	Higher guarantee fee income on the multifamily guarantee portfolio;

▪	Lower other income due to the recognition of a $0.3 billion gain during 2018 from a judgment in litigation against Nomura Holding America, Inc. (Nomura); and

▪	Higher costs related to transferring credit risk due to higher volumes of credit risk transfer (CRT) transactions and investments to improve the efficiency of the company's business operations.
Summary of Consolidated Statements of Comprehensive Income (Loss)

	Full-Year			Three Months Ended
(Dollars in millions)	2019	2018	Change	12/31/2019	9/30/2019	Change
Net interest income	$11,848	$12,021	$(173)	$3,358	$2,410	$948
Guarantee fee income	1,089	866	223	239	280	(41)
Investment gains (losses), net	818	1,921	(1,103)	901	568	333
Other income (loss)	323	762	(439)	75	122	(47)
Net revenues	14,078	15,570	(1,492)	4,573	3,380	1,193
Benefit (provision) for credit losses	746	736	10	272	179	93
Credit enhancement expense	(708)	(417)	(291)	(214)	(197)	(17)
Real estate owned (REO) operations expense	(229)	(169)	(60)	(57)	(58)	1
Credit-related expense	(191)	150	(341)	1	(76)	77
Administrative expense	(2,564)	(2,293)	(271)	(747)	(620)	(127)
Temporary Payroll Tax Cut Continuation Act of 2011 expense	(1,617)	(1,484)	(133)	(420)	(408)	(12)
Other expense	(657)	(469)	(188)	(157)	(140)	(17)
Operating expense	(4,838)	(4,246)	(592)	(1,324)	(1,168)	(156)
Income before income tax (expense) benefit	9,049	11,474	(2,425)	3,250	2,136	1,114
Income tax (expense) benefit	(1,835)	(2,239)	404	(658)	(427)	(231)
Net income (loss)	7,214	9,235	(2,021)	2,592	1,709	883
Total other comprehensive income (loss), net of taxes and reclassification adjustments	573	(613)	1,186	(144)	139	(283)
Comprehensive income (loss)	$7,787	$8,622	$(835)	$2,448	$1,848	$600

Freddie Mac Fourth Quarter 2019 Financial Results
February 13, 2020

Selected Financial Measures

Net Interest Income and Net Interest Yield
(Dollars in billions)

Net Interest Income

Net Interest Yield

Full-Year 2019

•
Net interest income and net interest yield decreased slightly from the prior year, primarily driven by higher amortization expense due to an increase in loan prepayments combined with compressed net yields due to the lower and flatter interest rate environment, partially offset by a more favorable hedge accounting mismatch and increased contractual net interest income from continued growth of the single-family guarantee portfolio.

Fourth Quarter 2019

•
Net interest income and net interest yield increased from the prior quarter, primarily driven by a favorable hedge accounting mismatch and higher amortization income due to the timing difference in amortization related to prepayments between the debt of consolidated trusts and the underlying mortgage loans.

Guarantee Fee Income(1)(2) and
Multifamily Guarantee Portfolio

Guarantee Fee Income ($M)

Multifamily Guarantee Portfolio ($B)

(1) Guarantee fee income on a GAAP basis is primarily from the company’s multifamily business.
(2) During the fourth quarter of 2019, the company began reporting gains (losses) on guarantee asset and income on guarantee obligation as part of guarantee fee income rather than as part of other income (loss). Prior period results have been revised to conform to the current period presentation.
Full-Year 2019

•	Guarantee fee income increased from the prior year, primarily due to continued growth in the multifamily guarantee portfolio.
Fourth Quarter 2019

•
Guarantee fee income decreased from the prior quarter, primarily due to higher fair value losses on multifamily guarantee assets due to rising interest rates, partially offset by increased contractual guarantee fee income due to continued growth in the multifamily guarantee portfolio.

Freddie Mac Fourth Quarter 2019 Financial Results
February 13, 2020

Non-GAAP Financial Measure Highlights
In addition to analyzing the company’s results on a GAAP basis, management reviews net interest income and guarantee fee income on an “adjusted,” or non-GAAP, basis. These adjusted financial measures are calculated by reclassifying certain credit guarantee-related activities and investment-related activities between various line items on the company’s GAAP consolidated statements of comprehensive income. The company also presents one additional non-GAAP financial measure, adjusted net interest yield, that is calculated based on adjusted net interest income. Management believes that this non-GAAP financial measure is useful because it more clearly reflects the company’s source of revenue and return.
The company also considers whether certain significant items occurred during the periods presented that are not indicative of ongoing operations. If so, the company presents a non-GAAP financial measure for comprehensive income that is calculated by excluding these significant items from GAAP comprehensive income. The company also presents a non-GAAP financial measure, adjusted return on conservatorship capital, that is calculated based on comprehensive income, excluding significant items. Management believes that both of these non-GAAP financial measures are useful because they allow users to better understand the drivers of the company’s ongoing financial results.
For additional information about the company's non-GAAP financial measures and reconciliations to the comparable amounts under GAAP, see pages 16 - 17 of this press release.

Adjusted Net Interest Income(1), Adjusted Net Interest Yield(1), and
Investments Portfolio
(Dollars in billions)

Adjusted Net Interest Income

Adjusted Net Interest Yield

Other Investments Portfolio

Mortgage-related Investments Portfolio

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see page 16 of this press release.

Note: Amounts may not add due to rounding.
Full-Year 2019

•
Adjusted net interest income and adjusted net interest yield declined from the prior year, primarily driven by higher amortization expense due to an increase in loan prepayments combined with compressed yields due to the lower and flatter interest rate environment.

•
The mortgage-related investments portfolio was $213 billion, down $5 billion, or 2%, from the prior year. In February 2019, the Federal Housing Finance Agency (FHFA) directed the company to maintain the mortgage-related investments portfolio at or below $225 billion at all times.

Freddie Mac Fourth Quarter 2019 Financial Results
February 13, 2020

Fourth Quarter 2019

•
Adjusted net interest income and adjusted net interest yield declined from the prior quarter, primarily driven by a higher ratio of the lower yielding other investments portfolio combined with the lower net yield of the other investments portfolio due to lower interest rates, and an increase in loan prepayments.

Adjusted Guarantee Fee Income(1)(2) and
Total Guarantee Portfolio
(Dollars in billions)

Adjusted Guarantee Fee Income

Multifamily Guarantee Portfolio

Single-family Credit Guarantee Portfolio

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see page 16 of this press release.

(2)
During the fourth quarter of 2019, the company began reporting gains (losses) on guarantee asset and income on guarantee obligation as part of guarantee fee income rather than as part of other income (loss). Prior period results have been revised to conform to the current period presentation.

Note: Amounts may not add due to rounding.
Full-Year 2019

•
Adjusted guarantee fee income increased from the prior year, primarily due to increased single-family upfront fee amortization driven by higher loan prepayments and continued growth in the Single-Family credit guarantee portfolio.

•	The total guarantee portfolio grew $132 billion, or 6%, from the prior year, driven by increases in both the Single-Family and Multifamily guarantee portfolios.

Freddie Mac Fourth Quarter 2019 Financial Results
February 13, 2020

Return on Conservatorship Capital

The table below provides the ROCC, calculated as (1) annualized comprehensive income for the period divided by (2) average conservatorship capital during the period. The company calculates the return using both (1) GAAP comprehensive income and (2) comprehensive income excluding significant items.
ROCC is not based on the company's total equity and does not reflect actual returns on total equity. The company does not believe that returns on total equity are meaningful because of the net worth limit imposed since 2012 under the Purchase Agreement. In addition, the company believes that returns post-conservatorship would most likely be lower than the levels calculated below, assuming the same portfolio of risk assets, as it expects that it would hold capital above the minimum required regulatory capital levels and that it would be required to pay fees for federal government support, thereby reducing its total comprehensive income.
The CCF has been and may be further revised by FHFA from time to time, including in connection with FHFA’s consideration and adoption of a final Enterprise Capital Rule, which could possibly result in material changes in the company's conservatorship capital and, thus, its returns on conservatorship capital. In November 2019, FHFA announced that it plans to re-propose the Enterprise Capital Rule in 2020.
Returns on Conservatorship Capital(1)

	Full-Year			Three Months Ended
(Dollars in billions)	2019	2018	Change	12/31/2019	9/30/2019	Change
GAAP comprehensive income	$7.8	$8.6	$(0.8)	$2.4	$1.8	$0.6
Significant items:
Non-agency mortgage-related securities judgment(2)	—	(0.3)	0.3	—	—	—
Tax effect related to judgment(2)	—	0.1	(0.1)	—	—	—
Total significant items(3)	—	(0.2)	0.2	—	—	—
Comprehensive income, excluding significant items(3)	$7.8	$8.4	$(0.6)	$2.4	$1.8	$0.6
Conservatorship capital (average during the period)(4)	$51.8	$56.6	$(4.8)	$51.5	$51.3	$0.2
ROCC, based on GAAP comprehensive income(4)	15.0%	15.2%	(0.2)%	19.0%	14.4%	4.6%
Adjusted ROCC, based on comprehensive income, excluding significant items(3)(4)	15.0%	14.8%	0.2%	19.0%	14.4%	4.6%
(1) Average conservatorship capital and ROCC for full-year and fourth quarter 2019 are preliminary and subject to change until official submission to FHFA.
(2) 2018 GAAP comprehensive income included a benefit of $334 million (pre-tax) from a final judgment against Nomura in litigation involving certain of the company's non-agency mortgage-related securities. The tax effect related to this judgment was ($70) million.
(3) No significant items were identified for 2019. Numbers for 2019 are included for comparison purposes only.
(4) Average conservatorship capital for each period is based on the CCF in effect during the period. The CCF in effect as of December 31, 2019, was largely unchanged from the CCF as of
December 31, 2018.

Note: Amounts may not add due to rounding.
ROCC and Adjusted ROCC for 2019 were substantially unchanged compared to 2018, primarily driven by the decrease in comprehensive income, partially offset by the lower level of conservatorship capital needed resulting from an increase in CRT activity in both the Single-Family Guarantee and Multifamily segments, home price appreciation, the efficient disposition of legacy assets, and a decrease in the company's deferred tax assets.
ROCC and Adjusted ROCC for the fourth quarter of 2019 increased from the prior quarter, primarily driven by the increase in comprehensive income in the fourth quarter of 2019.
For additional information on the CCF and ROCC, see the company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Freddie Mac Fourth Quarter 2019 Financial Results
February 13, 2020

Segment Financial Results and Business Highlights
Freddie Mac’s operations consist of three reportable segments, which are based on the types of business activities they perform – Single-Family Guarantee, Multifamily, and Capital Markets. The company presents Segment Earnings for each reportable segment by reclassifying certain credit guarantee-related activities and investment-related activities between various line items on its GAAP consolidated statements of comprehensive income and allocating certain revenues and expenses, including funding costs and administrative expenses, to its three reportable segments.
During the fourth quarter of 2019, the company changed how it calculates certain components of its Segment Earnings for the Single-Family Guarantee and Capital Markets segments. The purpose of these changes is to more closely align Segment Earnings results relative to the business operations and to better reflect how management evaluates the Single-Family Guarantee and Capital Markets segments. Prior period results have been revised to conform to the current period presentation.
For more information about Segment Earnings, see Note 13 to the financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2019.
Single-Family Guarantee Segment
Providing liquidity to the market while transforming U.S. housing finance
Financial Results(1)

	Full-Year			Three Months Ended
(Dollars in millions)	2019	2018	Change	12/31/2019	9/30/2019	Change
Guarantee fee income	$7,773	$6,581	$1,192	$2,199	$2,065	$134
Investment gains (losses), net	964	307	657	325	377	(52)
Other income (loss)	391	841	(450)	167	56	111
Net revenues	9,128	7,729	1,399	2,691	2,498	193
Benefit (provision) for credit losses	418	448	(30)	177	81	96
Credit enhancement expense	(1,393)	(1,077)	(316)	(393)	(373)	(20)
REO operations expense	(245)	(189)	(56)	(60)	(62)	2
Credit-related expense	(1,220)	(818)	(402)	(276)	(354)	78
Administrative expense	(1,647)	(1,491)	(156)	(474)	(399)	(75)
Other expense	(786)	(568)	(218)	(161)	(181)	20
Operating expense	(2,433)	(2,059)	(374)	(635)	(580)	(55)
Segment Earnings before income tax expense	5,475	4,852	623	1,780	1,564	216
Income tax expense	(1,110)	(944)	(166)	(360)	(314)	(46)
Segment Earnings, net of taxes	4,365	3,908	457	1,420	1,250	170
Total other comprehensive income (loss), net of tax	(22)	(3)	(19)	(13)	(3)	(10)
Total comprehensive income (loss)	$4,343	$3,905	$438	$1,407	$1,247	$160

(1) The financial performance of the company’s Single-family Guarantee segment is measured based on its contribution to GAAP net income (loss).
Key Drivers - 2019 vs. 2018
Comprehensive income increased from the prior year, primarily due to:

•	Higher guarantee fee income primarily due to increased upfront fee amortization income driven by higher loan prepayments and continued growth in the Single-Family credit guarantee portfolio;

•
Higher investment gains primarily due to higher gains on a higher volume of sales of single-family held-for-sale loans and lower losses on related reclassifications of single-family held-for-sale loans; partially offset by

•
Lower other income primarily due to higher amortization expense driven by the timing differences in amortization between loan prepayments and the prepayments on the securities backed by these loans; and

Freddie Mac Fourth Quarter 2019 Financial Results
February 13, 2020

•	Higher credit enhancement expense primarily due to higher outstanding cumulative volumes of CRT transactions.
2019 Business Highlights

•	New business activity was $453 billion, an increase of $145 billion, or 47%, from the prior year, resulting from a 114% increase in refinance activity due to lower average mortgage interest rates.

▪
The weighted average original loan-to-value (LTV) ratio of new business activity was 77% for 2019, unchanged from the prior year, while the weighted average original credit score was 751, up from 746 for the prior year.

▪
Average guarantee fees charged on new acquisitions were 45 basis points, up from 41 basis points for the prior year, due to an enhancement in the company's estimation methodology related to the recognition of buy-up fees.

•
The Single-Family credit guarantee portfolio increased 5% from the prior year to $1,994 billion at December 31, 2019, driven by an increase in U.S. single-family mortgage debt outstanding as a result of continued home price appreciation.

▪
The weighted average original LTV ratio of the Single-Family credit guarantee portfolio was 76%, unchanged from the prior year, while the weighted average original credit score was 745, up from 743 for the prior year.

▪
Average guarantee fees on the Single-Family credit guarantee portfolio were 40 basis points, up from 35 basis points for the prior year. The rate increased in 2019 due to the increased amortization of single-family upfront fees, net of hedging, driven by a higher prepayment rate and an increase in contractual guarantee fees as older vintages were replaced by acquisitions of new loans with higher contractual guarantee fees.

•
The company reduces the amount of conservatorship capital needed for credit risk by shifting the risk of credit losses from Freddie Mac to private investors through its CRT transactions, primarily STACR and ACIS transactions.

▪
As of December 31, 2019, 47% of the Single-Family credit guarantee portfolio was covered by certain CRT transactions, and conservatorship capital needed for credit risk on this population was reduced by approximately 73% through these CRT transactions based on prescribed CCF guidelines.

•	The company provided funding for nearly 1.8 million single-family homes, more than 987,000 of which were home purchase loans, in the year ended December 31, 2019.

Freddie Mac Fourth Quarter 2019 Financial Results
February 13, 2020

Multifamily Segment
Leading through innovation
Financial Results(1)

	Full-Year			Three Months Ended
(Dollars in millions)	2019	2018	Change	12/31/2019	9/30/2019	Change
Net interest income	$1,069	$1,096	$(27)	$264	$292	$(28)
Guarantee fee income	1,101	861	240	227	293	(66)
Investment gains (losses), net	576	16	560	317	258	59
Other income (loss)	108	129	(21)	22	28	(6)
Net revenues	2,854	2,102	752	830	871	(41)
Credit-related expense	(18)	9	(27)	(2)	(6)	4
Administrative expense	(503)	(437)	(66)	(146)	(125)	(21)
Other expense	(41)	(36)	(5)	(14)	(13)	(1)
Operating expense	(544)	(473)	(71)	(160)	(138)	(22)
Segment Earnings before income tax expense	2,292	1,638	654	668	727	(59)
Income tax expense	(465)	(319)	(146)	(135)	(146)	11
Segment Earnings, net of taxes	1,827	1,319	508	533	581	(48)
Total other comprehensive income (loss), net of tax	101	(83)	184	(31)	10	(41)
Total comprehensive income (loss)	$1,928	$1,236	$692	$502	$591	$(89)
(1) The financial performance of the company’s Multifamily segment is measured based on its contribution to GAAP comprehensive income (loss).
Key Drivers - 2019 vs. 2018
Comprehensive income increased from the prior year, primarily due to:

•	Higher guarantee fee income driven by continued growth in the multifamily guarantee portfolio combined with lower fair value losses on guarantee assets due to declining interest rates; and

•	Higher investment gains primarily driven by higher fair value gains on held-for-sale commitments due to targeted price increases related to changing market conditions and spread tightening.
2019 Business Highlights

•	New business activity was $78.4 billion, a slight increase from the prior year due to continued strong demand for multifamily financing.

▪
On September 13, 2019, FHFA announced a revised loan purchase cap structure for the multifamily business. The loan purchase cap will be $100.0 billion for the five-quarter period from the fourth quarter of 2019 through the fourth quarter of 2020 and at least 37.5% of the new multifamily business must be mission-driven, affordable housing over the same five-quarter period.

◦	During the fourth quarter of 2019, the total new business activity subject to the new cap was $17.5 billion. Approximately 36% of this activity was mission-driven, affordable housing.

▪	The weighted average original LTV ratio of new business activity was 68% for 2019, up from 67% for the prior year.

•	Multifamily guarantee portfolio increased to $271 billion driven by strong new business activity.

▪	While the total multifamily mortgage market grew, the company's share of multifamily mortgage debt outstanding remained flat during 2019 due to ongoing competition from other market participants.

•	As of December 31, 2019, the company had cumulatively transferred the large majority of expected and stress credit risk on the Multifamily guarantee portfolio.

▪
In addition, nearly all of the company's securitization activities shifted substantially all the interest-rate and liquidity risk associated with the underlying collateral away from Freddie Mac to third-party investors.

•	The company provided financing for more than 809,000 rental units.

Freddie Mac Fourth Quarter 2019 Financial Results
February 13, 2020

Capital Markets Segment
Innovating the distribution of loans and securities into the mortgage market and actively reducing risk for taxpayers
Financial Results(1)

	Full-Year			Three Months Ended
(Dollars in millions)	2019	2018	Change	12/31/2019	9/30/2019	Change
Net interest income	$2,486	$3,217	$(731)	$484	$497	$(13)
Investment gains (losses), net	(36)	1,803	(1,839)	552	(293)	845
Other income (loss)	(700)	340	(1,040)	(62)	(260)	198
Net revenues	1,750	5,360	(3,610)	974	(56)	1,030
Administrative expense	(414)	(365)	(49)	(127)	(96)	(31)
Other expense	(54)	(11)	(43)	(45)	(3)	(42)
Operating expense	(468)	(376)	(92)	(172)	(99)	(73)
Segment Earnings before income tax expense	1,282	4,984	(3,702)	802	(155)	957
Income tax expense	(260)	(976)	716	(163)	33	(196)
Segment Earnings, net of taxes	1,022	4,008	(2,986)	639	(122)	761
Total other comprehensive income (loss), net of tax	494	(527)	1,021	(100)	132	(232)
Total comprehensive income (loss)	$1,516	$3,481	$(1,965)	$539	$10	$529
(1) The financial performance of the company’s Capital Markets segment is measured based on its contribution to GAAP comprehensive income (loss).

Key Drivers - 2019 vs. 2018
Comprehensive income decreased from the prior year, primarily due to:

•	Lower net interest income driven by higher amortization expense due to increased loan prepayments combined with compressed net yields due to the lower and flatter rate environment;

•	Higher amortization expense in other income (loss) due to the timing difference in amortization related to prepayments between the debt of consolidated trusts and the underlying mortgage loans; and

•
Higher fair value losses due to the decline in long-term interest rates. In addition, an increase in the volume of derivatives related to the hedging of Single-Family upfront fees, which are recorded in the Single-Family Guarantee Segment, resulted in a lower overall reduction in GAAP fair value interest rate risk from hedge accounting.

•	These factors were partially offset by increased gains from the sale of reperforming loans.
2019 Business Highlights

•	The company continued to maintain a presence in the agency mortgage-related securities market to strategically support the guarantee business.

▪	The overall liquidity of the mortgage investments portfolio continued to improve as less liquid assets decreased during 2019.

Freddie Mac Fourth Quarter 2019 Financial Results
February 13, 2020

Housing Market Support
Freddie Mac supports the U.S. housing market by executing its charter mission to ensure credit availability for new and refinanced mortgages as well as for rental housing and by helping struggling homeowners avoid foreclosure.
Affordable Housing Goals – In December 2019, FHFA informed Freddie Mac that, for 2018, the company achieved all five of its single-family affordable housing goals and all three of its multifamily goals. The company expects to report its performance with respect to the 2019 affordable housing goals in March 2020. At this time, based on preliminary information, the company believes it has met all five of its single-family goals and its three multifamily goals for 2019. The company expects that FHFA will make a final determination on the company's 2019 performance following the release of market data in 2020.
Mortgage Funding – Freddie Mac provided approximately $558 billion in liquidity to the market in 2019 funding:

•	Nearly 1.8 million single-family homes, approximately 987,000 of which were home purchase loans; and

•	More than 809,000 multifamily rental units.

Preventing Foreclosures – Freddie Mac continued to help struggling borrowers retain their homes or otherwise avoid foreclosure, completing approximately 47,000 single-family loan workouts in 2019.

Freddie Mac Fourth Quarter 2019 Financial Results
February 13, 2020

About Freddie Mac’s Conservatorship
Since September 2008, Freddie Mac has been operating under conservatorship with FHFA as Conservator. The support provided by Treasury pursuant to the Purchase Agreement enables the company to maintain access to the debt markets and have adequate liquidity to conduct its normal business operations.

Treasury Draws(1) and Dividend Payments
(Dollars in billions)

(1)
Excludes the initial $1 billion liquidation preference of senior preferred stock issued to Treasury in September 2008 as consideration for Treasury’s funding commitment, the $3 billion increase in the aggregate liquidation preference of the senior preferred stock pursuant to the December 2017 Letter Agreement, and the $1.8 billion increase in the aggregate liquidation preference of the senior preferred stock pursuant to the September 2019 Letter Agreement. The company received no cash proceeds in connection with the initial $1 billion liquidation preference of senior preferred stock or the $3 billion, $1.8 billion and $1.8 billion increases on December 31, 2017, September 30, 2019, and December 31, 2019, respectively.

Note: Amounts may not add due to rounding.

•
As a result of the increase in the Capital Reserve Amount pursuant to the September 2019 Letter Agreement, the company did not have a dividend requirement to Treasury on the senior preferred stock in December 2019, and it will not be required to pay a dividend on the senior preferred stock to Treasury until its Net Worth Amount exceeds $20.0 billion.

▪
Pursuant to the September 2019 Letter Agreement, the liquidation preference of the senior preferred stock increased from $77.5 billion to $79.3 billion on December 31, 2019 based on the $1.8 billion increase in the Net Worth Amount during the third quarter of 2019.

•	The amount of funding available to Freddie Mac under the Purchase Agreement remained $140.2 billion at December 31, 2019.

Freddie Mac Fourth Quarter 2019 Financial Results
February 13, 2020

Additional Information
For more information, including information related to Freddie Mac’s financial results, conservatorship, and related matters, see the company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the company’s Financial Results Supplement. These documents are available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors.
Additional information about Freddie Mac and its business is also set forth in the company’s other filings with the SEC, which are available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors and the SEC’s website at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.
Webcast Announcement
Management will host a conference call at 9 a.m. Eastern Time on February 13, 2020 to discuss the company’s results with the media. The conference call will be concurrently webcast. To access the live audio webcast, use the following link: https://edge.media-server.com/mmc/p/ifbvak79. The replay will be available on the company’s website at www.FreddieMac.com/investors for approximately 30 days. All materials related to the call will be available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors.

Media Contact: Frederick Solomon (703) 903-3861	Investor Contact: Laurie Garthune (571) 382-4732

*     *     *     *
This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its Single-Family Guarantee, Multifamily, and Capital Markets segments, its efforts to assist the housing market, liquidity and capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments and new accounting guidance, credit quality of loans the company owns or guarantees, the costs and benefits of the company’s CRT transactions, and results of operations and financial condition on a GAAP, Segment Earnings, non-GAAP, and fair value basis. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments, and estimates, and various factors, including changes in market conditions, liquidity, mortgage spreads, credit outlook, actions by the U.S. government (including FHFA, Treasury, and Congress), and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates, and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, which is available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors and the SEC’s website at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances occurring after the date of this press release.
Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since its creation by Congress in 1970, the company has made housing more accessible and affordable for homebuyers and renters in communities nationwide. The company is building a better housing finance system for homebuyers, renters, lenders, and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

Freddie Mac Fourth Quarter 2019 Financial Results
February 13, 2020

FREDDIE MAC
Consolidated Statements of Comprehensive Income (Loss)

	Twelve Months Ended		Three Months Ended
(in millions, except share-related amounts)	December 31, 2019	December 31, 2018	December 31, 2019	September 30, 2019
Interest income
Mortgage loans	$68,583	$66,037	$16,851	$16,428
Investments in securities	2,737	3,035	678	686
Other	1,575	982	378	426
Total interest income	72,895	70,054	17,907	17,540
Interest expense	(61,047)	(58,033)	(14,549)	(15,130)
Net interest income	11,848	12,021	3,358	2,410

Non-interest income (loss)
Guarantee fee income	1,089	866	239	280
Investment gains (losses), net	818	1,921	901	568
Other income (loss)	323	762	75	122
Non-interest income (loss)	2,230	3,549	1,215	970
Net revenues	14,078	15,570	4,573	3,380

Benefit (provision) for credit losses	746	736	272	179

Non-interest expense
Salaries and employee benefits	(1,434)	(1,227)	(451)	(333)
Professional services	(445)	(486)	(103)	(115)
Other administrative expense	(685)	(580)	(193)	(172)
Total administrative expense	(2,564)	(2,293)	(747)	(620)
Credit enhancement expense	(708)	(417)	(214)	(197)
REO operations expense	(229)	(169)	(57)	(58)
Temporary Payroll Tax Cut Continuation Act of 2011 expense	(1,617)	(1,484)	(420)	(408)
Other expense	(657)	(469)	(157)	(140)
Non-interest expense	(5,775)	(4,832)	(1,595)	(1,423)

Income (loss) before income tax (expense) benefit	9,049	11,474	3,250	2,136
Income tax (expense) benefit	(1,835)	(2,239)	(658)	(427)
Net income (loss)	7,214	9,235	2,592	1,709

Other comprehensive income (loss), net of taxes and reclassification adjustments
Changes in unrealized gains (losses) related to available-for-sale securities	535	(722)	(139)	124
Changes in unrealized gains (losses) related to cash flow hedge relationships	71	114	14	19
Changes in defined benefit plans	(33)	(5)	(19)	(4)
Total other comprehensive income (loss), net of taxes and reclassification adjustments	573	(613)	(144)	139
Comprehensive income (loss)	$7,787	$8,622	$2,448	$1,848

Net income (loss)	$7,214	$9,235	$2,592	$1,709
Undistributed net worth sweep, senior preferred stock dividends, or future increase in senior preferred stock liquidation preference	(7,787)	(5,623)	(2,448)	(1,848)
Net income (loss) attributable to common stockholders	$(573)	$3,612	$144	$(139)
Net income (loss) per common share — basic and diluted	$(0.18)	$1.12	$0.04	$(0.04)
Weighted average common shares outstanding (in millions) — basic and diluted	3,234	3,234	3,234	3,234

Freddie Mac Fourth Quarter 2019 Financial Results
February 13, 2020

FREDDIE MAC
Consolidated Balance Sheets

	As of December 31,
(in millions, except share-related amounts)	2019	2018
Assets
Cash and cash equivalents (include $991 and $596 of restricted cash and cash equivalents)	$5,189	$7,273
Securities purchased under agreements to resell	66,114	34,771
Investments in securities, at fair value	75,711	69,111
Mortgage loans held-for-sale (includes $15,035 and $23,106 at fair value)	35,288	41,622
Mortgage loans held-for-investment (net of allowance for loan losses of $4,234 and $6,139)	1,984,912	1,885,356
Accrued interest receivable	6,848	6,728
Derivative assets, net	844	335
Deferred tax assets, net	5,918	6,888
Other assets (includes $4,627 and $3,929 at fair value)	22,799	10,976
Total assets	$2,203,623	$2,063,060
Liabilities and equity
Liabilities
Accrued interest payable	$6,559	$6,652
Debt, net (includes $3,938 and $5,112 at fair value)	2,179,528	2,044,950
Derivative liabilities, net	372	583
Other liabilities	8,042	6,398
Total liabilities	2,194,501	2,058,583
Commitments and contingencies
Equity
Senior preferred stock (redemption value of $79,322 and $75,648)	72,648	72,648
Preferred stock, at redemption value	14,109	14,109
Common stock, $0.00 par value, 4,000,000,000 shares authorized, 725,863,886 shares issued and 650,059,033 shares and 650,058,775 shares outstanding	—	—
Additional paid-in capital	—	—
Retained earnings (accumulated deficit)	(74,188)	(78,260)
AOCI, net of taxes, related to:
Available-for-sale securities (includes $222 and $221, related to net unrealized gains on securities for which other-than-temporary impairment has been recognized in earnings)	618	83
Cash flow hedge relationships	(244)	(315)
Defined benefit plans	64	97
Total AOCI, net of taxes	438	(135)
Treasury stock, at cost, 75,804,853 shares and 75,805,111 shares	(3,885)	(3,885)
Total equity	9,122	4,477
Total liabilities and equity	$2,203,623	$2,063,060
The table below presents the carrying value and classification of the assets and liabilities of consolidated variable-interest entities (VIEs) on the company's consolidated balance sheets.

	As of December 31,
(in millions)	2019	2018
Consolidated Balance Sheet Line Item
Assets:
Mortgage loans held-for-investment	$1,940,523	$1,842,850
All other assets	40,598	20,237
Total assets of consolidated VIEs	$1,981,121	$1,863,087
Liabilities:
Debt, net	$1,898,355	$1,792,677
All other liabilities	5,537	5,335
Total liabilities of consolidated VIEs	$1,903,892	$1,798,012

Freddie Mac Fourth Quarter 2019 Financial Results
February 13, 2020

FREDDIE MAC
Non-GAAP Reconciliations

The company’s GAAP net interest income includes the spread earned on its investments activities plus the guarantee fees earned by its single-family business. Adjusted net interest income is the net spread earned on the company’s investment activities, including the cost of funds associated with using derivatives. Net interest yield, GAAP and adjusted, is calculated as annualized quarterly GAAP or adjusted net interest income divided by the average balance of the underlying assets and liabilities.

Reconciliation of GAAP Net Interest Income to Adjusted Net Interest Income (pre-tax)
(In millions)	1Q 2019	2Q 2019	3Q 2019	4Q 2019	2018	2019
GAAP net interest income	$3,153	$2,927	$2,410	$3,358	$12,021	$11,848
Reclassifications:
Guarantee fee income reclassified to adjusted guarantee fee income (1) (2)	(2,022)	(2,287)	(2,486)	(2,607)	(8,060)	(9,402)
Accrual of periodic cash settlements reclassified from derivative gain (loss) (3)	(54)	(42)	(47)	(129)	(141)	(272)
Hedge accounting impact (4)	(267)	13	517	(11)	931	252
Other reclassifications (5)	195	402	395	137	(438)	1,129
Total reclassifications	(2,148)	(1,914)	(1,621)	(2,610)	(7,708)	(8,293)
Adjusted net interest income	$1,005	$1,013	$789	$748	$4,313	$3,555
Average balance of assets and liabilities, GAAP (in billions)	$2,062	$2,089	$2,120	$2,162	$2,025	$2,108
Average balance of assets and liabilities, adjusted (in billions)	$293	$303	$311	$319	$308	$307
The company's GAAP guarantee fees are primarily those generated by the company's multifamily business. Adjusted guarantee fee income consists of the revenues from guarantee fees from both the single-family and multifamily businesses, net of the 10 basis point guarantee fee remitted to Treasury as part of the Temporary Payroll Tax Cut Continuation Act of 2011.

Reconciliation of GAAP Guarantee Fee Income to Adjusted Guarantee Fee Income (pre-tax)
(In millions)	1Q 2019	2Q 2019	3Q 2019	4Q 2019	2018	2019
GAAP guarantee fee income	$290	$280	$280	$239	$866	$1,089
Reclassifications:
Guarantee fee income reclassified from net interest income (1) (2)	2,022	2,287	2,486	2,607	8,060	9,402
Temporary Payroll Tax Cut Continuation Act of 2011 expense reclassified from other non-interest expense (6)	(390)	(399)	(408)	(420)	(1,484)	(1,617)
Total reclassifications	1,632	1,888	2,078	2,187	6,576	7,785
Adjusted guarantee fee income	$1,922	$2,168	$2,358	$2,426	$7,442	$8,874
The company also considers whether certain significant items were identified during the period that are not indicative of ongoing operations. If so, the company presents a non-GAAP financial measure for comprehensive income that is calculated by excluding these significant items from GAAP comprehensive income.

Reconciliation of GAAP Comprehensive Income to Comprehensive Income, excluding Significant Items
(In millions)	1Q 2019	2Q 2019	3Q 2019	4Q 2019	2018	2019
GAAP comprehensive income	$1,665	$1,826	$1,848	$2,448	$8,622	$7,787
Exclusions:
Non-agency mortgage-related securities settlement and judgment (7)	—	—	—	—	(334)	—
Tax effect related to litigation settlement and judgment(7)	—	—	—	—	70	—
Total exclusions	—	—	—	—	(264)	—
Comprehensive income, excluding significant items	$1,665	$1,826	$1,848	$2,448	$8,358	$7,787
Note: Columns may not add due to rounding.
For notes on reclassifications, see page 17 of this press release.

Freddie Mac Fourth Quarter 2019 Financial Results
February 13, 2020

Notes on Significant Reclassifications
(1) Net guarantee fees, including upfront fees and related hedge amortization and implied guarantee fee income related to unsecuritized loans held in the mortgage-related investments portfolio, are reclassified from GAAP net interest income to adjusted guarantee fee income.
(2) Short-term returns on cash received related to certain upfront fees on single-family loans are reclassified from GAAP net interest income to adjusted guarantee fee income.
(3) The accrual of periodic cash settlements of derivatives is reclassified from GAAP investment gains (losses) to adjusted net interest income to fully reflect the periodic cost associated with the protection provided by these contracts.
(4) Hedge accounting impact consists of removing the effects of hedge accounting including deferred gains and losses on closed cash flow hedges related to forecasted debt issuances.
(5) Other reclassifications primarily relate to items reclassified out of GAAP net interest income, including the amortization related to derivative commitment basis adjustments associated with mortgage-related and non-mortgage- related securities, amortization related to accretion of other-than-temporary impairments on available-for-sale securities, amortization of discounts on loans purchased with deteriorated credit quality that are on accrual status, amortization related to premiums and discounts, including non-cash premiums and discounts, on single-family loans in trusts and on the associated consolidated securities, amortization related to premiums and discounts associated with securities issued by consolidated trusts that were previously held and subsequently transferred to third parties, costs associated with STACR debt note expenses, and internally allocated costs associated with the refinancing of debt related to Multifamily segment held-for-investment loans which were securitized.
(6) The expense related to the Temporary Payroll Tax Cut Continuation Act of 2011 is reclassified from GAAP other non-interest expense to adjusted guarantee fee income. As a result of the reclassification, the revenue and expense related to the legislated 10 basis point increase are netted within adjusted guarantee fee income.
(7) The 2018 GAAP results included a gain of $334 million (pre-tax) from a final judgment against Nomura in litigation involving certain non-agency mortgage-related securities. The tax effect related to this judgment was $(70) million. Comprehensive income, excluding significant items, excludes from GAAP comprehensive income the benefit from the final judgment and the related tax effect in 2018 as the judgment related to non-agency mortgage-related securities in which the company no longer invests.